SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

  Filed by the Registrant [X]
  Filed by a Party other than the Registrant [ ]
  Check the appropriate box:
  [ ] Preliminary Proxy Statement              [ ] Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by
                                                   Rule 14a-6(e)(2))
  [X] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Rule 14a-12

                                HEICO CORPORATION
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                (Name of Registrant As Specified In Its Charter)

                                       N/A
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  [X] No fee required.

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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  [ ] Fee paid previously with preliminary materials.

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  [ ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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  (1) Amount Previously Paid:

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  (2) Form, Schedule or Registration Statement No.:

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  (3) Filing Party:

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  (4) Date Filed:

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

                                HEICO CORPORATION
                   3000 Taft Street, Hollywood, Florida 33021

                                   ----------

                    Notice of Annual Meeting of Shareholders
                            To Be Held March 27, 2006

                                   ----------

        The Annual Meeting of Shareholders of HEICO Corporation, a Florida corporation ("HEICO" or the "Company"), will be held on March 27, 2006 at 10:00 a.m., Eastern Standard Time, at the J.W. Marriott Miami Hotel, 1109 Brickell Avenue, Miami, Florida, for the following purposes:

        1.  To elect a Board of Directors for the ensuing year;

        2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2006; and

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only holders of record of HEICO Common Stock and Class A Common Stock as of the close of business on January 23, 2006 will be entitled to vote at the Meeting.

        You are requested, regardless of the number of shares owned, to sign and date the enclosed proxy and to mail it promptly, or to use the telephone or Internet voting systems set forth in the proxy. You may revoke your proxy either by a written notice to HEICO or in person at the meeting (without affecting any vote previously taken).

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                           Laurans A. Mendelson
                                           Chairman of the Board,
                                           President and Chief Executive Officer
                                           February 21, 2006

                                HEICO CORPORATION
                   3000 Taft Street, Hollywood, Florida 33021

                                   ----------

                                 PROXY STATEMENT

                                   ----------

        This Proxy Statement is furnished to the shareholders of HEICO Corporation ("HEICO" or the "Company") in connection with the solicitation of proxies by HEICO's Board of Directors for use at the Annual Meeting of Shareholders of HEICO to be held at the J.W. Marriott Miami Hotel, 1109 Brickell Avenue, Miami, Florida, 33131 on Friday, March 27, 2006 at 10:00 a.m., Eastern Standard Time. This Proxy Statement is first being mailed to shareholders on or about February 28, 2006.

        At the annual meeting, the shareholders will be asked to elect a Board of Directors (Board); to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2006; and to vote on any other business which properly comes before the meeting.

        The Board of Directors of HEICO urges you to promptly date, sign and mail your proxy, or to use the telephone or Internet voting systems set forth in the proxy, in the form enclosed with this Proxy Statement, to make certain that your shares are voted at the meeting. Proxies in the enclosed or other acceptable form that are received in time for the meeting will be voted. However, you may revoke your proxy at any time prior to its use by a revocation in writing or a later dated proxy that is received in sufficient time by HEICO prior to the Annual Meeting; and, if you attend the meeting, you may vote your shares in person.

        If your proxy is received in time for the meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

        HEICO will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail, and directors, officers and regular employees of HEICO may solicit proxies personally or by telephone, telegram or special letter. HEICO will also employ D. F. King & Co., 48 Wall Street, New York, New York 10005, to assist in soliciting proxies for a fee of $6,000 plus related out-of-pocket expenses.

        Only holders of record of HEICO Common Stock, $0.01 par value per share (the "Common Stock"), and Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), as of the close of business on January 23, 2006 will be entitled to vote at the meeting. On that date, there were outstanding 10,159,603 shares of Common Stock, each entitled to one vote, and 14,625,436 shares of Class A Common Stock, each entitled to 1/10th vote per share.

VOTING REQUIREMENTS

        The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of all classes of the Company's common stock entitled to vote shall constitute a quorum at the annual meeting of shareholders. If a quorum is present, the affirmative vote of a majority of the voting power of the shares of all classes of the Company's common stock represented in person or by proxy at the annual meeting and entitled to vote on the subject matter at the annual meeting shall be required to elect members of the Board of Directors.

        A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter ("non-voted shares"). This could occur, for example, when a broker is not permitted to vote shares held in "street name" on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will be counted for purposes of determining the presence of a quorum but will not be counted as shares present and entitled to vote on such matter for purposes of voting, and therefore, will have no effect on matters brought to a vote at the annual meeting. Shares voted to abstain as to a particular matter and directions to "withhold authority" to vote for directors, will be counted for purposes of determining the presence of a quorum and will be counted as present and entitled to vote with respect to such matter for purposes of voting, and therefore, will have the effect of votes against the matters brought to a vote at the annual meeting.

        Under the terms of the HEICO Savings and Investment Plan (the "Plan"), all shares allocated to the accounts of participating employees will be voted or not voted by the trustee of the Plan as directed by written instructions from the participating employees, and allocated shares for which no instructions are received and all unallocated shares will be voted by the trustee of the Plan in the same proportion as the shares for which instructions are received. Voting instruction cards are being mailed to all participants in the Plan. If a participant also owns shares outside the Plan, the participant must return both the proxy card and the voting instruction card as indicated on those cards in order to cause all of their shares to be voted in accordance with their instructions. To be assured that the trustee will receive voting instruction cards on a timely basis, voting instruction cards for shares in the Plan must be duly signed and received no later than March 23, 2006. The total number of shares in the Plan as of the record date represents approximately 9.2% of the voting power of all classes of common stock outstanding as of the record date and entitled to vote at the annual meeting.

           VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of HEICO Common Stock and Class A Common Stock as of January 23, 2006 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Class A Common Stock; (ii) the Chief Executive Officer and the other four most highly compensated executive officers; (iii) each of the directors of the Company; and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as being beneficially owned by them.

                                                                                     SHARES BENEFICIALLY OWNED (2)
                                                                       ---------------------------------------------------------
                                                                                                               CLASS A
                                                                               COMMON STOCK                  COMMON STOCK
                                                                       ---------------------------   ---------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                  NUMBER         PERCENT        NUMBER        PERCENT
--------------------------------------------------------------------   ------------   ------------   ------------   ------------
(a) Certain beneficial owners:
Mendelson Reporting Group (3) ......................................      2,425,207          22.23%       996,088           6.65%
Dr. Herbert A. Wertheim (4) ........................................      1,136,176          11.18%     1,132,196           7.74%
Royce & Associates, LLC (5) ........................................        744,500           7.33%     1,388,409           9.49%
Investment Counselors of Maryland, LLC (6) .........................             --             --      1,163,156           7.95%
Dimensional Fund Advisors Inc. (7) .................................        797,063           7.85%            --             --
Babson Capital Management LLC  (8) .................................        597,025           5.88%            --             --
Susquehanna Investment Group (9) ...................................             --             --        800,567           5.47%
Rene Plessner Reporting Group (10) .................................        540,497           5.32%            --             --

(b) Directors:
Samuel L. Higginbottom .............................................          3,749              *          2,709              *
Wolfgang Mayrhuber (11) ............................................         28,000              *         22,937              *
Eric A. Mendelson (12) .............................................        692,732           6.59%       326,102           2.21%
Laurans A. Mendelson (13) ..........................................      1,371,295          13.44%       612,203           4.17%
Victor H. Mendelson (14) ...........................................        675,744           6.43%       352,601           2.39%
Albert Morrison, Jr. (15) ..........................................         16,558              *         14,878              *
Joseph W. Pallot ...................................................              *              *              *              *
Dr. Alan Schriesheim (16) ..........................................        111,474           1.09%       112,795              *

(c) Executive officers listed in Summary Compensation Table
     who are not directors:
Thomas S. Irwin (17) ...............................................        484,140           4.67%       141,393              *
James L. Reum ......................................................         10,454              *         10,455              *

All directors and executive officers as a group (10 persons) (18) ..      3,079,582          27.32%     1,301,255           8.56%
All directors, executive officers, the HEICO Savings and
 Investment Plan and the Mendelson Reporting Group as a
 group (19) ........................................................      3,958,709          35.11%     2,102,711          13.83%

----------
*     Represents ownership of less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner identified is c/o HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

(2) The number of shares of Common Stock and Class A Common Stock deemed outstanding includes (i) 10,159,603 shares of Common Stock outstanding as of January 23, 2006 (ii) 14,625,436 shares of Class A Common Stock outstanding as of January 23, 2006 and (iii) shares issuable upon exercise of stock options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after January 23, 2006 as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options and stock options that become exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person or group for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3) The Mendelson Reporting Group consists of Laurans A. Mendelson; Eric A. Mendelson; Victor H. Mendelson; Mendelson International Corporation, a corporation whose stock is owned solely by Eric and Victor Mendelson and whose Chairman of the Board is Laurans A. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene Mendelson, the wife of Laurans A. Mendelson; LAM Alpha Limited Partners, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson; EAM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Eric
      A. Mendelson; VHM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Victor H. Mendelson; and the Victor H. Mendelson Revocable Investment Trust, whose grantor, sole presently vested beneficiary and trustee is Victor H. Mendelson. Includes 751,620 shares of Common Stock and 354,317 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2006. See Notes (12), (13) and (14) below. The address of the Mendelson Reporting Group is 825 Brickell Bay Drive, 16th Floor, Miami, Florida 33131.

(4) The address of Dr. Wertheim is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5) Based on information in a Schedule 13G and a Schedule 13G/A filed on January 25, 2006, all shares are held in portfolios of certain mutual funds and/or institutional accounts managed by Royce & Associates, LLC, a registered investment advisor. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(6) Based on information in a Schedule 13G filed on January 19, 2006, all shares are held in portfolios of advisory clients of Investment Counselors of Maryland, LLC, a registered investment advisor. The address of Investment Counselors of Maryland, LLC is 803 Cathedral Street, Baltimore, Maryland 21201.

(7) Based on information in a Schedule 13G/A filed on February 6, 2006, all shares are held in managed accounts of Dimensional Fund Advisors Inc., a registered investment advisor. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(8) Based on information in a Schedule 13G filed on January 26, 2006, all shares are held in portfolios of advisory clients of Babson Capital Management LLC, a registered investment advisor. The address of Babson Capital Management LLC is 470 Atlantic Avenue, Boston, Massachusetts 02210.

(9) Based on information in a Schedule 13G/A filed on February 14, 2006, all shares are held by Susquehanna Investment Group, registered brokers or dealers. The address of Susquehanna Investment Group is 401 City Avenue, S-220, Bala Cynwyd, Pennsylvania 19004.

(10) Based on information in a Schedule 13D dated February 24, 2002 filed by Mr. Plessner individually and as sole Trustee for the Rene Plessner Associates, Inc. Profit Sharing Plan. Reflects 107,127 shares of Common Stock held by Mr. Plessner and 433,370 shares of Common Stock held by the Rene Plessner Associates, Inc. Profit Sharing Plan, an employee profit sharing plan of Rene Plessner Associates, Inc., an executive search company. The address of Rene Plessner Reporting Group is 200 East 74th Street, Penthouse A, New York, New York 10021.

(11) Includes 28,000 shares of Common Stock and 20,730 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2006.

(12) Includes 157,282 shares of Common Stock and 147,409 shares of Class A Common Stock held by Mendelson International Corporation; 82,360 shares of Common Stock held by EAM Management Limited Partners; 353,310 shares of Common Stock and 154,737 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2006; 19,865 shares of Common Stock and 18,929 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Eric A. Mendelson's account; and 950 shares of Common Stock and 1,094 shares of Class A Common Stock owned by Eric A. Mendelson's children. See Note (3) above.

(13) Laurans A. Mendelson disclaims beneficial ownership with respect to 157,282 shares of Common Stock and 147,409 shares of Class A Common Stock, respectively, of these shares, which are held in the name of Mendelson International Corporation and 45,441 shares of Common Stock and 13,175 shares of Class A Common Stock, which were donated to and are presently held by the Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President. Includes 1,097,929 shares of Common Stock and 382,235 shares of Class A Common Stock held solely by Mr. Mendelson or LAM Limited Partners or LAM Alpha Limited Partners. Also includes 45,000 shares of Common Stock and 44,843 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2006 and 25,643 shares of Common Stock and 24,541 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Laurans A. Mendelson's account. See Notes (3), (12) and (14).

(14) Includes 157,282 shares of Common Stock and 147,409 shares of Class A Common Stock held by Mendelson International Corporation; 36,180 shares of Common Stock held by VHM Management Limited Partners; 353,310 shares of Common Stock and 154,737 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2006 of which 50,000 shares of Common Stock are held by the Victor H. Mendelson Revocable Investment Trust; 16,228 shares of Common Stock and 15,379 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson's account; and 1,000 shares of Common Stock and 1,110 shares of Class A Common Stock owned by Victor H. Mendelson's children. See Note (3) above.

(15) Includes 8,000 shares of Common Stock and 800 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2006. Albert Morrison, Jr.'s voting and dispositive power with respect to 6,966 shares of Common Stock and 8,516 shares of Class A Common Stock is held indirectly through Sheridan Ventures, Inc., a corporation of which Mr. Morrison is the President, but not a shareholder.

(16) Includes 111,182 shares of Common Stock and 110,795 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2006 and 2,000 shares of Class A Common Stock held by the estate of Dr. Schriesheim's wife.

(17) Includes 215,862 shares of Common Stock and 89,731 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2006 and 33,739 shares of Common Stock and 32,526 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Thomas S. Irwin's account.

(18) Includes 1,114,664 shares of Common Stock and 576,373 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 23, 2006. The total for all directors and executive officers as a group (10 persons) also includes 95,475 shares of Common Stock and 91,375 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to accounts of the executive officers pursuant to the Plan.

(19) Includes 2,425,207 shares of Common Stock and 996,088 shares of Class A Common Stock owned by the Mendelson Reporting Group and 974,602 shares of Common Stock and 892,831 shares of Class A Common Stock held by the HEICO Savings and Investment Plan of which 749,253 shares of Common Stock and 665,153 shares of Class A Common Stock are allocated to participants in the Plan, including 95,475 shares of Common Stock and 91,375 shares of Class A Common Stock allocated to the directors, executive officers and members of the Mendelson Reporting Group, and of which 225,349 shares of Common Stock and 227,678 shares of Class A Common Stock are unallocated as of January 23, 2006.

                           PROPOSAL TO ELECT DIRECTORS
                                (Proposal No. 1)

        Each of the eight individuals named in the table below has been nominated by the Board of Directors of the Company for election to the Board of Directors at the annual meeting to serve until the next annual meeting or until his successor is elected and qualified. All of the nominees are currently serving on the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

NAME                           AGE      CORPORATE OFFICE OR POSITION                              DIRECTOR SINCE
-------------------------      ---      ----------------------------------------------------      --------------
Samuel L. Higginbottom          84      Director                                                       1989
Wolfgang Mayrhuber              58      Director                                                       2001
Eric A. Mendelson               40      President - Flight Support Group;                              1992
                                         President and Chief Executive Officer of HEICO
                                         Aerospace Holdings Corp; and Director
Laurans A. Mendelson            67      Chairman of the Board; President and Chief Executive           1989
                                         Officer; and Director
Victor H. Mendelson             38      President - Electronic Technologies Group                      1996
                                         and General Counsel of the Company; President
                                         and Chief Executive Officer of HEICO Electronic
                                         Technologies Corp.; and Director
Albert Morrison, Jr.            69      Director                                                       1989
Joseph W. Pallot                45      Director                                                       2004
Dr. Alan Schriesheim            75      Director                                                       1984

BUSINESS EXPERIENCE OF NOMINEES

        Samuel L. Higginbottom is a retired executive officer of Rolls Royce, Inc. (an aircraft engine manufacturer), where he served as Chairman, President and Chief Executive Officer from 1974 to 1986. He was the Chairman of the Columbia University Board of Trustees from 1982 until September 1989. He was President, Chief Operating Officer and a director of Eastern Airlines, Inc., from 1970 to 1973 and served in various other executive capacities with that company from 1964 to 1969. Mr. Higginbottom was a director of British Aerospace Holdings, Inc., an aircraft manufacturer, from 1986 to 1999 and was a director of AmeriFirst Bank from 1986 to 1991. He is a Trustee Emeritus of St. Thomas University, Miami, Florida. Mr. Higginbottom is considered an "independent" Director under New York Stock Exchange rules.

        Wolfgang Mayrhuber was elected to the Board of Directors in 2001 after serving as Advisor to the Board of Directors of the Company since 1997. Mr. Mayrhuber has served as Chairman of the Executive Board and Chief Executive Officer of Deutsche Lufthansa AG ("Lufthansa") since June 2003. He has served with Lufthansa since 1970, and has held various senior management positions for the maintenance and overhaul of aircraft, components and engines. In 1992, Mr. Mayrhuber was appointed Executive Vice President and Chief Operating Officer Technical at Lufthansa. In 1994, he became Chairman of the Executive Board of Lufthansa Technik AG. In 2001, Mr. Mayrhuber was appointed to the Executive Board of Deutsche Lufthansa AG. Mr. Mayrhuber is also a member of the supervisory boards of BMW AG, Eurowings Luftverkehrs AG and a number of Lufthansa affiliates. Mr. Mayrhuber is considered an "independent" Director under New York Stock Exchange rules.

        Eric A. Mendelson has been an employee of the Company since 1990, serving in various capacities. Mr. Mendelson has served as Executive Vice President of the Company since 2001, President and Chief Executive Officer of HEICO Aerospace Holdings Corp. (HEICO Aerospace), a subsidiary of HEICO, since its formation in 1997 and President of HEICO Aerospace Corporation since 1993. Mr. Mendelson is a co-founder, and, since 1987, has been Managing Director of Mendelson International Corporation, a private investment company which is a shareholder of HEICO. Eric Mendelson is the son of Laurans Mendelson and the brother of Victor Mendelson. Eric Mendelson is considered an "inside" Director under New York Stock Exchange rules.

        Laurans A. Mendelson has served as Chairman of the Board of the Company since December 1990. He has also served as Chief Executive Officer of the Company since February 1990 and President of the Company since September 1991. HEICO Corporation is a member of the Aerospace Industries Association (AIA) in Washington D.C., and Mr. Mendelson frequently serves on the Board of Governors of AIA. He is also Chairman of the Board of Trustees, member of the Executive Committee and member of the Society of Mt. Sinai Founders of Mt. Sinai Medical Center in Miami Beach, Florida. In addition, Mr. Mendelson served as a Trustee of Columbia University in The City of New York from 1995 to 2001, as well as Chairman of the Trustees' Audit Committee. Mr. Mendelson currently serves as Trustee Emeritus of Columbia University and is a member of the Trustees' Finance and Audit Committees. Mr. Mendelson is a Certified Public Accountant. Laurans A. Mendelson is the father of Eric Mendelson and Victor Mendelson. Laurans Mendelson is considered an "inside" director under New York Stock Exchange rules.

        Victor H. Mendelson has been associated with the Company since 1990, serving in various capacities. Mr. Mendelson has served as Executive Vice President of the Company since 2001, President and Chief Executive Officer of HEICO Electronic Technologies Corp., a subsidiary of HEICO, since September 1996 and as General Counsel of the Company since 1993. He was the Chief Operating Officer of the Company's former MediTek Health Corp. subsidiary from 1995 until its profitable sale in 1996. Mr. Mendelson is a co-founder, and, since 1987, has been President of Mendelson International Corporation, a private investment company which is a shareholder of HEICO. He is a Trustee of the Greater Miami Chamber of Commerce, a Trustee of St. Thomas University in Miami Gardens, Florida and a Director of the Florida Grand Opera. Victor Mendelson is the son of Laurans Mendelson and the brother of Eric Mendelson. Victor Mendelson is considered an "inside" director under New York Stock Exchange rules.

        Albert Morrison, Jr. is Chairman Emeritus of Morrison, Brown, Argiz & Company, a certified public accounting firm located in Miami, Florida, where he served as Chairman from 1971 to January 2003. He serves as the Chairman of the Miami-Dade County Industrial Development Authority. Mr. Morrison also serves as a director of Logic Devices, Inc., a computer electronics company, and as a member of the Board of Directors of the Florida International University Foundation. Mr. Morrison is considered an "independent" Director under New York Stock Exchange rules.

        Joseph W. Pallot has been a Shareholder of Devine Goodman Pallot & Wells, P.A., a Miami, Florida-based transactional and litigation boutique law firm since 2000. From 1993 to 2000 he was a Partner of the law firm of Steel Hector & Davis LLP. Mr. Pallot also serves on the board of directors and executive committee of the Beacon Council (Miami-Dade County, Florida's official economic development organization). Mr. Pallot is considered an "independent" Director under New York Stock Exchange rules.

        Dr. Alan Schriesheim is retired from the Argonne National Laboratory, where he served as Director from 1984 to 1996. From 1983 to 1984, he served as Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and Director of Exxon's Corporate Research Laboratories. Dr. Schriesheim is also a member of the Board of the Children's Memorial Hospital of Chicago, Illinois. Dr. Schriesheim is considered an "independent" Director under New York Stock Exchange rules.

CORPORATE GOVERNANCE, BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended October 31, 2005, the Board of Directors held six meetings. The Board of Directors has determined that Mr. Higginbottom, Mr. Mayrhuber, Mr. Morrison, Mr. Pallot and Dr. Schriesheim have met the standards of independence as set forth in the Company's Corporate Governance Guidelines, which are consistent with the standards established by the New York Stock Exchange.

        The full Board of Directors discussed and reviewed whether each Director was "independent" under New York Stock Exchange ("NYSE") rules. The Company has used these rules to determine whether a Director is independent. These rules state that a Director who has a "material" relationship with the Company will be deemed an "inside" or "non-independent" Director. As Messers Mendelson are all employed in executive positions with the Company, they are deemed "inside" or "non-independent" Directors. Under the NYSE rules, all other members of the Board are "independent," as they and their employers lack material relationships with the Company. The Board reviewed and confirmed this conclusion.

        As noted above, Mr. Mayrhuber is Chairman of the Executive Board and Chief Executive Officer of Lufthansa. A Lufthansa subsidiary is a customer of the Company's Flight Support Group and owns 20% of the Flight Support Group. As HEICO's sales to Lufthansa and all of its subsidiaries constituted less than 2% of Lufthansa consolidated annual revenues, Mr. Mayrhuber is an "independent" under NYSE rules and the Company's Board came to the same conclusion, as, in addition to the foregoing and among other reasons, neither Lufthansa nor Mr. Mayhuber receive any remuneration from HEICO, other than Mr. Mayhuber's standard Directors fees paid to him for service as a Director of the Company.

        The Board of Directors has an Executive Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, a Finance/Audit Committee, an Environmental, Safety and Health Committee and a Stock Option Plan Committee. Committee member appointments are re-evaluated annually and approved by the Board of Directors at its next regularly scheduled meeting that follows the annual meeting of shareholders. Information regarding each of the current committees is as follows:

        The Executive Committee has such powers as are delegated by the Board of Directors, which may be exercised while the Board of Directors is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law. The Executive Committee met two times in fiscal 2005 and its members consist of Mr. Laurans Mendelson (Committee Chairman), Mr. Mayrhuber, Mr. Higginbottom and Dr. Schriesheim.

        The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and recommending to the Board qualified individuals to be nominated as director; makes recommendations concerning committee membership, appointments and director compensation; periodically reviews and recommends to the Board of Directors updates to the Company's Corporate Governance Guidelines; assists the Board and the Company in interpreting and applying the Company's Corporate Governance Guidelines and Code of Business Conduct; and oversees the annual evaluation of management and of the Board of Directors. The Nominating and Corporate Governance Committee met two times in fiscal 2005 and its members consist of Mr. Higginbottom (Committee Chairman), Mr. Morrison and Dr. Schriesheim.

        Prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider the existing director's independence, if required, skills, performance and meeting attendance. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders (see the caption "Shareholder Proposals and Nominations" contained herein). In evaluating candidates for potential director nomination, the Nominating and Corporate Governance Committee will consider, among other things, candidates that are independent, if required; who possess personal and professional integrity; have good business judgment, relevant experience and skills; and who would be effective as a director in conjunction with the full Board of Directors in collectively serving the long-term interests of the Company's shareholders. All candidates will be reviewed in the same manner, regardless of the source of recommendation.

        The Compensation Committee reviews and approves compensation of the Company's officers, key employees and directors. The Compensation Committee met two times in fiscal 2005 and its members consist of Mr. Higginbottom (Committee Chairman), Mr. Morrison and Dr. Schriesheim. The Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the New York Stock Exchange's listing standards. The annual report of the Compensation Committee is contained herein.

        The Finance/Audit Committee oversees the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company, including the appointment, compensation, retention and oversight of the work of the Company's independent auditor. The Finance/Audit Committee met five times in fiscal 2005 and its members consist of Mr. Morrison (Committee Chairman), Mr. Higginbottom, Mr. Pallot and Dr. Schriesheim. The Board of Directors has determined that each member of the Finance/Audit Committee is financially literate and independent in accordance with the New York Stock Exchange's listing standards and that Mr. Morrison is an "audit committee financial expert", as defined by the Securities and Exchange Commission (SEC). The annual report of the Finance/Audit Committee is contained herein.

        The Environmental, Safety and Health Committee meets with the Company's senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations. The Environmental, Safety and Health Committee met two times in fiscal 2005 and its members consist of Dr. Schriesheim (Committee Chairman), Mr. Mayrhuber, Mr. Eric Mendelson and Mr. Victor Mendelson. The Environmental, Safety and Health Committee also visits Company operating locations on a periodic basis.

        The Stock Option Plan Committee administers the Company's stock option plans and has authority to grant options, to determine the persons to whom and the times at which options are granted, and to determine the terms and provisions of each grant. The Stock Option Plan Committee met two times in fiscal 2005 and its members consist of Mr. Morrison (Committee Chairman) and Mr. Higginbottom.

        All Board of Directors Committee Charters, Corporate Governance Guidelines, as well as HEICO's Code of Ethics and Business Conduct are located on HEICO's web site at www.heico.com or in print upon written request to the Corporate Secretary at the Company's headquarters.

        Each of the directors attended 75% or more of the meetings of the Board of Directors and committees on which he served in fiscal 2005. The Company does not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting of shareholders, but it encourages directors to attend and historically, most have done so. All eight members of the Board of Directors attended the 2005 annual shareholder meeting.

        The non-management directors meet at least once per year in an executive session. The non-management directors elect a presiding director for each executive session among the chairs of Board committees on a rotating basis.

COMPENSATION OF DIRECTORS

        Directors of the Company receive an annual retainer of $40,000 and are required to purchase shares of HEICO common stock equivalent to one-half of the annual retainer ($20,000). The Company accrues one-half of each directors' annual retainer and periodically purchases HEICO common stock on behalf of directors.

        Directors are paid a fee of $2,000 for each regular Board of Directors meeting attended and members of committees of the Board of Directors are paid a $6,500 annual retainer for each committee served and $1,200 for attendance at each committee meeting or site visit. In addition, committee chairmen are paid an annual retainer of $2,500 for each committee chaired. During fiscal 2005, an aggregate of $413,720 was paid or accrued to directors under the compensation arrangements described above (including $98,444 to Samuel Higginbottom, $66,094 to Wolfgang Mayrhuber, $89,994 to Albert Morrison, Jr., $60,844 to Joseph Pallot and $98,344 to Dr. Alan Schriesheim), excluding amounts to Laurans A. Mendelson, Eric A. Mendelson and Victor H. Mendelson, which are reported in the Summary Compensation Table.

        As of November 2003, the Company amended its Director's Retirement Plan to effectively freeze vested benefits. The Directors' Retirement Plan was adopted in 1991 in order to facilitate Director retirements and covered the then current directors of the Company. Four of the current eight Directors are covered under the Directors' Retirement Plan. Under the Directors' Retirement Plan, as amended, the four current Directors who are participants will receive annually the average retainer ($19,000) such Director was paid during his service as a member of the Board of Directors payable in quarterly installments. These quarterly payments will continue for the same period of time that the participant served on the Board of Directors, not to exceed ten years. During fiscal 2005, $58,982 was accrued pursuant to the Directors' Retirement Plan, while amounts totaling $74,000 were paid, including $19,000 to Samuel Higginbottom and $19,000 to Dr. Alan Schriesheim.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table provides the compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or its subsidiaries (collectively, the "Named Executive Officers") during each of the past three fiscal years ended October 31:

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                         --------------------
                                                         ANNUAL COMPENSATION (1)         NUMBER OF SECURITIES
                                          FISCAL   -----------------------------------        UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY        BONUS     OTHER (2)    OPTIONS GRANTED (3)   COMPENSATION
---------------------------------------   ------   ---------     ---------   ---------   --------------------   ------------
Laurans A. Mendelson                       2005    $ 720,836     $ 721,000   $  60,144                     --   $     45,190(4)
Chairman of the Board,                     2004      651,557       585,000      44,551                     --         42,940(4)
President and Chief Executive Officer      2003      595,000            --      32,269                     --         41,790(4)

Thomas S. Irwin                            2005      368,890       369,000          --                     --         54,200(5)
Executive Vice President                   2004      327,907       325,000          --                     --         41,650(5)
and Chief Financial Officer                2003      299,000            --          --                 55,000          7,000(5)

Eric A. Mendelson                          2005      368,890       369,000      57,644                     --         21,050(6)
President - Flight Support Group;          2004      327,907       325,000      42,525                     --         18,800(6)
President and Chief Executive Officer      2003      299,000            --      26,801                137,500         17,650(6)
 of HEICO Aerospace Holdings Corp.

Victor H. Mendelson                        2005      368,890       369,000      60,044                     --         19,650(7)
President - Electronic Technologies        2004      327,907       325,000      48,111                     --         17,400(7)
Group and General Counsel of the           2003      299,000            --      33,695                137,500         16,250(7)
 Company; President and Chief
 Executive Officer of HEICO
 Electronic Technologies Corp.

James L. Reum                              2005       39,520(8)         --          --                     --             --
Executive Vice President of                2004       51,163(8)         --          --                     --             --
HEICO Aerospace Holdings Corp.             2003       68,555(8)         --          --                     --             --

----------
(1) Salary and bonus amounts include amounts deferred by executive officers pursuant to a non-qualified deferred compensation plan available to selected employees. Under such deferred compensation plan, selected employees elected to defer a portion of their compensation through December 31, 2004. Amounts deferred are immediately vested and invested in individually directed investment accounts. Earnings on such investment accounts, which are maintained by a trustee, accrue to the benefit of the individual.

(2)   Represents Directors' fees.

(3) Information has been adjusted retroactively to give effect to a 10% stock dividend paid in shares of Class A Common Stock in January 2004.

(4) Includes annual life insurance premiums paid by the Company of $34,790 in fiscal 2005, fiscal 2004 and fiscal 2003. Amounts also include Company contributions to Mr. Laurans A. Mendelson's HEICO Savings and Investment Plan account of $10,400 in fiscal 2005, $8,150 in fiscal 2004, and $7,000 in fiscal 2003. Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company.

(5) Includes annual insurance premiums paid by the Company of $43,800 in fiscal 2005 and $33,500 in fiscal 2004. Amounts also include Company contributions to Mr. Irwin's HEICO Savings and Investment Plan account of $10,400 in fiscal 2005, $8,150 in fiscal 2004, and $7,000 in fiscal 2003.
      Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company.

(6) Includes annual life insurance premiums paid by the Company of $10,650 in fiscal 2005, fiscal 2004 and 2003. Amounts also include Company contributions to Mr. Eric A. Mendelson's HEICO Savings and Investment Plan account of $10,400 in fiscal 2005, $8,150 in fiscal 2004, and $7,000 in fiscal 2003. Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company.

(7) Includes annual life insurance premiums paid by the Company of $9,250 in fiscal 2005, fiscal 2004 and 2003. Amounts also include Company contributions to Mr. Victor H. Mendelson's HEICO Savings and Investment Plan account of $10,400 in fiscal 2005, $8,150 in fiscal 2004, and $7,000 in fiscal 2003. Participation in the HEICO Savings and Investment Plan is available to substantially all employees of the Company.

(8) Mr. Reum retired from full-time service to HEICO Aerospace Holdings Corp. in August 2001 and remains active on a part-time basis.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

        There were no individual grants of stock options pursuant to the Company's stock option plan made during the fiscal year ended October 31, 2005 to the Named Executive Officers.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

        The following table provides information concerning stock option exercises during fiscal 2005 and stock option holdings as of the fiscal year ended October 31, 2005 for each of the Named Executive Officers. Information has been adjusted as necessary for all stock dividends and stock splits.

                                                             NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                             SHARES                       OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END (1)
                            ACQUIRED         VALUE      -----------------------------   ------------------------------
NAME                      ON EXERCISE       REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------   -----------     -----------   -------------   -------------   -------------   -------------
Laurans A. Mendelson          147,310(2)  $ 2,407,454         212,145              --   $   3,011,284              --
Thomas S. Irwin                    --              --         294,593          52,362       3,186,925   $     587,309
Eric A. Mendelson                  --              --         480,547         115,170       5,331,998       1,362,243
Victor H. Mendelson                --              --         546,327         115,170       6,417,883       1,362,243
James L. Reum                      --              --              --              --              --              --

----------
(1) Represents the closing price per share of the underlying common stock as reported on the New York Stock Exchange on October 31, 2005 less the option exercise price (if a positive spread) multiplied by the number of unexercised stock option grants.

(2) Represents 48,828 shares of Common Stock and 98,482 shares of Class A Common Stock acquired upon the exercise of options granted in fiscal 1995.

                          COMPENSATION COMMITTEE REPORT

COMMITTEE STRUCTURE

        Our Compensation Committee (the "Committee") is designed so that only members of the Board of Directors (the "Board") who are independent as defined in New York Stock Exchange ("NYSE") regulations are members. This means that no member of the Committee is a current or former employee of the Company and no member of the Committee receives any remuneration from the Company, other than remuneration received for service as a Director. Generally, the Committee makes the compensation decisions for the Company's executive officers and reviews compensation implementation for other executives or managers within the Company. However, decisions about stock options issued or to be issued under the 1993 or 2002 Stock Option Plans are made by the Stock Option Plan Committee (the "SOC"), which then presents its actions to the full Board for ratification. The SOC also consists of only "independent" directors. As a rule of thumb, the Committee reports its actions and findings to the Board which, when appropriate, further approves or ratifies those actions or findings.

HOW THE COMMITTEE APPROACHES EXECUTIVE COMPENSATION AND ITS GENERAL VIEWS ABOUT EXECUTIVE COMPENSATION

        Generally speaking, the Committee believes that it must reward executives with meaningful compensation for two reasons. First, the Committee feels that it is crucial to retain superior managers, while incentivizing them to reach increasingly difficult goals. Secondarily, the Committee believes that it is fair to share the Company's success with its executive officers. Both of these philosophies are consistent with the philosophies employed by the Company's management in dealing with all of its Team Members.

        In formulating appropriate compensation, the Committee recognizes the many opportunities available to its executives in private equity transactions, real estate transactions, other public company transactions and business opportunities, generally. Therefore, the Committee believes it must offer sufficient compensation and recognition to its executives in order to highly motivate them and retain their services. Additionally, there are numerous other, larger aerospace and defense companies which offer substantial benefit packages not offered by HEICO.

        The Board has accepted and deeply agrees with management's approach to driving the business based upon profits, not revenues. Therefore, it does not believe in compensating executives solely based upon the Company's revenue base, but rather more on the Company's profitability, including, among other things, the Company's profit margins, profit growth and cash flow.

        In doing this, the Committee seeks to find an appropriate balance between short-term and long-term Company goals. The Company's executive officers have shown a history of successfully balancing these goals and have even sacrificed their short-term results and compensation in order to ensure HEICO's growth in later years. For example, following the September 11, 2001 attacks, many companies reduced their research and development spending in order to preserve short-term profits. HEICO's executive officers, with the Board's consent, actually increased its product development spending in order to reap greater results when its industry recovered. This had the effect of reducing short-term results and the executives' compensation. The Company started witnessing the major benefits from these actions in 2003 and the momentum from this decision has continued to increase. Therefore, the Committee believes that it is important to pay both cash compensation and issue stock options (although it has not issued stock options to the executive management in more than 2 years) to help strike the desired short/long-term balance.

        The Committee primarily relies on 4 methods of compensating its executive officers and other managers:

        1. Base Cash Compensation. The Committee relies on a variety of factors, including the following items, in determining appropriate base compensation levels:

                a.  External consultants;
                b.  Independent compensation research reports and studies;
                c.  Historical compensation data;
                d.  Knowledge of local markets; and
                e.  Personal knowledge of the executives.

            The Committee also believes it is proper to adjust compensation on an annual basis in the manner consistent with general corporate employment practices. In doing so, it looks at the merits of each executive officer's efforts, results, loyalty to the Company and the factors listed above. The Committee notes, however, that in years when the Company's financial results did not meet internal expectations, usually as a result of completely external factors unrelated to management or its efforts, such as the September 11, 2001 attacks or the SARS epidemic, the executive officers have asked, and the Committee has agreed, that no increase would be made to their base compensation. Conversely, in years of exemplary performance, the Committee has rewarded executives with more significant increases.

        2. Cash Incentive/Performance Bonus Compensation. As is the case with Base Cash Compensation, the Committee believes that bonus awards are crucial during years when the Company realizes financial success. The Committee utilizes the same factors mentioned above in the section concerning Base Cash Compensation. The Committee believes it must, in addition, maintain a discretionary approach to bonuses to avoid the sometimes harsh results to both the Company and an executive from a purely formulaic approach.

            In difficult years, such as 2001, 2002 and 2003, when the Company's financial results suffered as a result of completely external events unrelated to management, the Committee, as suggested and requested by management itself, did not declare regular bonuses. In the past, when the Company realized special gains from unique asset sales, it has rewarded its executive officers appropriately.

            The Committee believes that Cash Incentive/Performance Bonus Compensation is an important element in short-term incentive compensation and, again, the Committee evaluates the Company's earnings performance much more than it evaluates overall sales levels. The Committee is pleased to note that HEICO's overall profitability is often greater than the levels of companies with much larger sales than HEICO's. The Committee believes it would be unwise to compensate management mostly based on revenues, as opposed to profitability, as this might incentivize managers to generate low margin revenues which can create greater cash needs for the Company.

            The top 4 highest paid executive officers received bonus compensation equal to 50% of their total cash compensation. In setting the executive officers' bonuses for fiscal 2005, the Committee considered numerous factors, including, but not limited to, the Company's financial performance in excess of its budget, the 37% improvement in operating income and 25% improvement in sales over the prior fiscal year, management's efforts on the Company's behalf and external compensation reports which clearly stated that their bonuses should equal 50% of the their total cash compensation.

        3. Stock-Based Compensation. The Company has not awarded stock options to any of the executive officers since fiscal 2003. However, the Committee believes that stock options are an important incentivization in compensation methods that benefits employees only when all shareholders benefit. The Company's practice has been to grant options at no less than the closing price of the stock on the date of grant. A $1.00 investment in HEICO shares in 1990 became worth $18.21 on December 31, 2005 (adjusted for stock splits and stock dividends, but excluding all cash dividends). The Committee believes this increase in share price results from the Company's enormous earnings and sales growth, as well as the Company's increased product range, customer base and structure. Options granted in the past only benefited employees if all other shareholders benefited and the Company incurred no further cash compensation expense. This helped the Company preserve cash for growth and working capital purposes.

            The Company did not grant Restricted Stock or Performance Shares to any employees in fiscal 2005 and it has not been the Company's practice to issue them.

            With respect to stock options, the Committee notes that the Company's senior executives have historically exercised their stock options and retained most of the shares issued, except what they believed was required to cover taxes and exercise costs. The Committee believes this demonstrated a commitment to the Company and confidence in its future.

        4. 401K, Other Miscellaneous. The Company did not award Deferred Compensation, Supplemental Retirement Benefits, Gross-ups or Post-Retirement Packages to any of the executive officers in fiscal 2005. However, virtually all Company employees, including the executives, are eligible to participate in the HEICO Savings and Investment Plan, which is the Company's 401K plan, in the same manner as any similarly situated HEICO employee. Further, each executive contributes to the Plan a portion of his compensation. However, under federal regulations, none of our top executive officers receive the full benefit of the Plan, as they are limited in their participation in the Plan and may not receive the same level of benefits as other employees

            With respect to perquisites, the Company pays certain limited benefits, such as life insurance premiums, for certain executive officers, offers health benefits and other benefits common to executives and some employees at HEICO. Any non-HEICO business, purely personal travel (air or otherwise) is not paid for by the Company, but is paid for by the executive.

        Based upon the factors discussed above in computing compensation and the Committee's opportunity to observe the Company's management and other executives for approximately 15 years, it believes that its practices are appropriate and have yielded excellent results, which speak for themselves. These results include the enormous growth in the Company's sales, earnings and stock price while the Committee followed these policies.

CHIEF EXECUTIVE OFFICER COMPENSATION

        The Chief Executive Officer's ("CEO") Compensation is set by the Committee based upon the factors mentioned above with respect to the Committee's Compensation Policies. The Committee evaluates the CEO's compensation formally every 6 months and considers, among other things, the example he sets for employees, stockholders, customers, and others and it evaluates the image that he projects on the Company's behalf. The Committee also considers the CEO's high level of candor with the Board, his overall efforts, his overall success in accomplishing the Company's goals (both long-term and short-term goals). During difficult periods, the CEO has requested that he not be awarded any bonuses and that his and other executive officers' salaries be frozen until such time as the Company's financial results rose substantially. Under the CEO's leadership, the Committee has observed the Company's sales increase from $26,239,000 in fiscal 1990 to $269,647,000 in fiscal 2005, while net income improved from a loss of ($519,000) in fiscal 1990 to $22,812,000 in fiscal 2005.

        As noted above, during this CEO's tenure, the Company's share value has dramatically appreciated - a $1,000 investment in HEICO shares in 1990 became worth $18,210 on December 31, 2005 (adjusted for stock splits and stock dividends), but excluding all cash dividends.

        The Committee must also consider the fact that the CEO had a very successful business career prior to joining HEICO and receives many offers to join other endeavors on a regular basis whereby he could receive greater remuneration. The Committee believes the CEO's continuing commitment to the Company is of great importance.

        Further, the Company's banking line of credit requires that the CEO and his family maintain their involvement and position with the Company as a condition to HEICO's credit facility.

        Finally, as we always note, the CEO has invested significant personal sums in the Company and continues to hold a major investment in it. The Company believes that his financial commitment to the Company as a shareholder demonstrates his loyalty to HEICO and is indicative of the alignment of his personal interests with those of the rest of HEICO's shareholders.

Submitted by the Compensation Committee of the Board of Directors: Samuel L. Higginbottom (Chairman), Albert Morrison, Jr. and Dr. Alan Schriesheim.

EMPLOYMENT AGREEMENTS

        Thomas S. Irwin and the Company are parties to a key employment termination agreement which provides lump sum, severance pay equal to 2 years compensation if this employee is terminated within 3 years after change or control of the Company (as defined in the key employment termination agreement).

                         FINANCE/AUDIT COMMITTEE REPORT

        The Finance/Audit Committee (the "Audit Committee") of the Board of Directors is composed entirely of four non-employee directors. The Board of Directors has determined that each member of the Audit Committee is financially literate and independent in accordance with the New York Stock Exchange's listing standards and that Mr. Morrison is an "audit committee financial expert," as defined by the Securities and Exchange Commission.

        The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and such other duties as directed by the Board of Directors. The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on HEICO's website at www.heico.com.

        Management is responsible for the Company's financial reporting process, including establishing and maintaining its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditor, Deloitte & Touche LLP, is responsible for auditing those financial statements and for expressing an opinion as to whether those financial statements are, in all material respects, presented fairly in conformity with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is also responsible for expressing an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on its audit. The Audit Committee is responsible for monitoring and reviewing these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent auditor.

        As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the Company's audited financial statements as of and for the year ended October 31, 2005 and discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Interim Auditing Standard AU
Section 380, "Communication with Audit Committees". The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee discussed and considered the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP, reviewing as necessary all relationships and services which might bear on the objectivity of Deloitte & Touche LLP. Deloitte & Touche LLP was provided with full access to the Audit Committee to meet privately and was encouraged to discuss any matter it desired with the Audit Committee or the full Board of Directors.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2005, for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Finance/Audit Committee of the Company's Board of
Directors: Albert Morrison, Jr. (Chairman), Samuel L. Higginbottom, Joseph W. Pallot and Dr. Alan Schriesheim.

PERFORMANCE GRAPHS

         The following graph and table compare the total return on $100 invested in HEICO Common Stock and HEICO Class A Common Stock with the total return of $100 invested in the New York Stock Exchange (NYSE) Composite Index and the Dow Jones U.S. Aerospace Index for the five-year period from October 31, 2000 through October 31, 2005. The NYSE Composite Index measures all common stock listed on the NYSE. The Dow Jones U.S. Aerospace Index is comprised of large companies which make aircraft, major weapons, radar and other defense equipment and systems as well as providers of satellites used for defense purposes. The total returns include the reinvestment of cash dividends.
[OBJECT OMITTED]

[CHART APPEARS HERE]

                                                       CUMULATIVE TOTAL RETURN AS OF OCTOBER 31,
                                      ---------------------------------------------------------------------------
                                         2000         2001         2002         2003         2004         2005
                                      ----------   ----------   ----------   ----------   ----------   ----------
HEICO Common Stock (1)                $   100.00   $   135.02   $    86.76   $   138.26   $   176.72   $   216.80
HEICO Class A Common Stock (1)        $   100.00   $   119.38   $    76.18   $   121.08   $   155.50   $   190.07
NYSE Composite Index                  $   100.00   $    82.03   $    71.00   $    84.62   $    95.04   $   105.55
Dow Jones U.S. Aerospace Index        $   100.00   $    79.68   $    82.21   $    93.99   $   114.39   $   138.60

----------
(1) Information has been adjusted retroactively to give effect to 10% stock dividends paid in shares of Class A Common Stock in August 2001 and January 2004.

        The following graph and table compare the total return on $100 invested in HEICO Common Stock since October 31, 1990 with the same indices shown on the five-year performance graph on the previous page. October 31, 1990 was the end of the first fiscal year following the date the current executive management team assumed leadership of the Company. No Class A Common Stock was outstanding as of October 31, 1990. As with the five-year performance graph, the total returns include the reinvestment of cash dividends.

[CHART APPEARS HERE]

                                                             CUMULATIVE TOTAL RETURN AS OF OCTOBER 31,
                                      ---------------------------------------------------------------------------------------
                                        1990       1991       1992       1993       1994       1995       1996        1997
                                      --------   --------   --------   --------   --------   --------   --------   ----------
HEICO Common Stock (1)                $ 100.00   $ 141.49   $ 158.35   $ 173.88   $ 123.41   $ 263.25   $ 430.02   $ 1,008.31
NYSE Composite Index                  $ 100.00   $ 130.31   $ 138.76   $ 156.09   $ 155.68   $ 186.32   $ 225.37   $   289.55
Dow Jones U.S. Aerospace Index        $ 100.00   $ 130.67   $ 122.00   $ 158.36   $ 176.11   $ 252.00   $ 341.65   $   376.36

                                                               CUMULATIVE TOTAL RETURN AS OF OCTOBER 31,
                                   -------------------------------------------------------------------------------------------------
                                      1998         1999        2000        2001        2002        2003         2004         2005
                                   ----------   ----------   --------   ----------   --------   ----------   ----------   ----------
HEICO Common Stock (1)             $ 1,448.99   $ 1,051.61   $ 809.50   $ 1,045.86   $ 670.39   $ 1,067.42   $ 1,366.57   $ 1,674.40
NYSE Composite Index               $   326.98   $   376.40   $ 400.81   $   328.78   $ 284.59   $   339.15   $   380.91   $   423.05
Dow Jones U.S. Aerospace Index     $   378.66   $   295.99   $ 418.32   $   333.32   $ 343.88   $   393.19   $   478.49   $   579.77

----------
(1) Information has been adjusted retroactively to give effect to all stock dividends paid during the fifteen-year period.

          RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                                (Proposal No. 2)

        The Finance/Audit Committee has selected the firm of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2006. Deloitte & Touche LLP has served as the Company's independent registered public accounting firm since 1990.

        Shareholder ratification of this selection is not required by the Company's By-laws or otherwise. However, the Finance/Audit Committee and full Board of Directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders' opinions and as a matter of good corporate governance. If the shareholders do not ratify the selection, the Finance/Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Finance/Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such change would be in the best interests of the Company and its shareholders.

        One or more representatives of Deloitte & Touche LLP are expected to be present at the annual meeting on March 27, 2006. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2006.

PRINCIPAL ACCOUNTING FIRM FEES

        The following table presents the aggregate fees billed to the Company by Deloitte & Touche LLP during the fiscal years ended October 31, 2005 and 2004:

                                             2005           2004
                                         ------------   ------------
        Audit Fees (1)                   $  1,368,000   $    379,000
        Audit-Related Fees (2)                 17,000         13,000
        Tax Fees (3)                          214,000        145,000
        All Other Fees                              -          6,000
                                         ------------   ------------
        Total Fees                       $  1,599,000   $    543,000
                                         ============   ============

----------
(1) Audit Fees consist of fees billed for services rendered for the annual audit of the Company's consolidated financial statements, the audit of management's assessment of its internal control over financial reporting, the audit of the effectiveness of the Company's internal control over financial reporting, the review of condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements. The increase in aggregate fees billed for Audit Fees in fiscal 2005 over fiscal 2004 principally reflects incremental fees associated with compliance with the Sarbanes-Oxley Act of 2002.

(2) Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements that are not reported under the caption "Audit Fees". The category includes fees related to audit of the HEICO Savings and Investment Plan and consultation related to acquisitions or other business transactions.

(3)   Tax Fees consist of fees billed for services rendered for tax compliance.

PRE-APPROVAL OF SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

        The Finance/Audit Committee (the "Committee") has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year as outlined in an engagement letter proposed by the independent auditor. For permissible non-audit services, the Company will submit to the Committee, at least annually, a list of services and a corresponding budget estimate that it recommends the Committee engage the independent auditor to provide. To facilitate the prompt handling of certain unexpected matters, the Committee delegates to its Chairman the authority to approve in advance all audit and non-audit services below $10,000 to be provided by the independent auditor if presented to the full Committee at the next regularly scheduled meeting. The independent auditor and Company will routinely inform the Committee as to the extent of services provided by the independent auditor in accordance with this pre-approval policy and the fees incurred for the services performed to date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Certain subsidiaries of Lufthansa, for which Mr. Mayrhuber serves as Chairman of the Executive Board and Chief Executive Officer, are customers of certain subsidiaries of the Company. Purchases made by such subsidiaries of Lufthansa represented in excess of five percent, but less than 10%, of the Company's consolidated gross revenues for the fiscal year ended October 31, 2005. The Company expects this customer relationship to continue in the current fiscal year. The Company believes that the terms of its transactions with Lufthansa are no less favorable to the Company than would have been obtained from an unrelated party, and that Mr. Mayrhuber is not afforded any special benefits as a result of the Company's transactions with Lufthansa. See page 9 for additional information.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934, which were furnished to the Company during or with respect to fiscal 2005 by persons who were, at any time during fiscal 2005, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock or Class A Common Stock, no such person failed to file on a timely basis any report required by such section during fiscal 2005.

                      SHAREHOLDER PROPOSALS AND NOMINATIONS

        Any shareholder of the Company who wishes to present a proposal for action at the Company's next annual meeting of shareholders presently scheduled for March 26, 2007, or to nominate a director candidate for the Company's Board of Directors, must submit such proposal or nomination in writing to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The proposal or nomination should comply with the time period and information requirements as set forth in the Company's By-laws relating to shareholder business or shareholder nominations, respectively. Shareholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2007 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company's Corporate Secretary at the herein above address no later than October 31, 2006.

              SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

        Any shareholder of the Company who wishes to communicate with the Board of Directors, a committee of the Board, the non-management directors as a group or any individual member of the Board, may send correspondence to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The Corporate Secretary will compile and submit on a periodic basis all shareholder correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group or an individual Board member.

                      SHAREHOLDERS SHARING THE SAME ADDRESS

        The Company has adopted a procedure called "householding", which has been approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend mailings in any way. This procedure reduces the Company's printing costs and mailing fees.

        If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder and you wish to receive a separate copy of the 2006 annual report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, or if you are sharing an address with another shareholder and are receiving multiple copies of annual reports or proxy statements and would like to request delivery of a single copy of annual reports or proxy statements, please call the Company at (954)-987-4000 or write to the Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

                            GENERAL AND OTHER MATTERS

        Neither HEICO nor the members of its Board of Directors intend to bring before the meeting any matters other than those referred to in the accompanying Notice of Meeting. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the meeting, the persons whose names appear in the enclosed form of proxy will have the discretionary authority to vote the proxy in accordance with their judgment.


                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                Laurans A. Mendelson
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                                HEICO CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 27, 2006

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of HEICO CORPORATION hereby appoints
Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if there personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at the J.W. Marriott Miami Hotel, 1109 Brickell Avenue, Miami, Florida, at 10:00 a.m. Eastern Standard Time on March 27, 2006 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. Without limiting the generality of the foregoing, said attorneys and proxies are authorized to vote as indicated below.

1.   ELECTION OF DIRECTORS

        [ ] FOR all nominees listed below         [ ] WITHHOLD AUTHORITY
            (except as marked to the contrary)        to vote for all nominees
                                                      listed below

NOMINEES: 01 Samuel L. Higginbottom, 02 Wolfgang Mayrhuber,
          03 Eric A. Mendelson, 04 Laurans A. Mendelson, 05 Victor H. Mendelson, 06 Albert Morrison, Jr., 07 Joseph W. Pallot, 08 Dr. Alan Schriesheim

INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided below.


       -------------------------------------------------------------------
           (Continued, and to be dated and signed on the reverse side)

2. RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

               [ ]  FOR        [ ]  AGAINST         [ ]  ABSTAIN

3. In their discretion, upon such other matters which may properly come before the meeting or any adjournments.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT WHERE NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS AND FOR PROPOSAL 2.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING.

                                 Dated :_________________________, 2006

                                 Signature
                                           -------------------------------------

                                 Signature if held jointly
                                                           ---------------------

                       (Please sign exactly as name appears hereon. If Executor, Trustee, etc., give full title. If Stock is held in the name of more than one person, each should sign.)